UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 16, 2011

Home BancShares, Inc.

(Exact name of registrant as specified in its charter)

Arkansas

(State or other jurisdiction of incorporation)

000-51904	71-0682831
(Commission File Number)	(IRS Employer Identification No.)

719 Harkrider, Suite 100, Conway, Arkansas	72032
(Address of principal executive offices)	(Zip Code)

(501) 328-4770

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On November 16, 2011, Home BancShares, Inc. (the “Company”) and its wholly owned subsidiary, Centennial Bank, an Arkansas state-chartered bank (“Centennial”), entered into a Purchase and Assumption Agreement (the “Agreement”) with Park National Corporation, an Ohio corporation and bank holding company (“Park”), and its wholly owned subsidiary, Vision Bank, a Florida state-chartered bank with its principal office located in Panama City, Florida (“Vision”), pursuant to which Centennial will acquire substantially all operating assets and liabilities of Vision for purchase price of approximately $27.9 million.

Under the terms of the Agreement, Centennial will assume approximately $535.0 million in customer deposits and acquire approximately $378.6 million in performing loans from Vision. Centennial will acquire the loans at an aggregate discount of $13.1 million.

As part of the Acquisition, Centennial will purchase the real estate and other assets described in the Agreement which are used in and/or relate to the business conducted by Vision at its eight offices in Baldwin County, Alabama, and nine offices in the Florida panhandle counties of Bay, Gulf, Okaloosa, Santa Rosa and Walton. Centennial will also acquire the fixed assets located within the Vision offices, the safe deposit business conducted at the Vision offices, cash on hand, prepaid expenses and Vision’s rights under contracts related to the Vision offices. In addition, Centennial will assume the liabilities and obligations of Vision with respect to the safe deposit business, the assumed contracts, third-party leases for the real estate leased by Vision and equipment and operating leases related to the Vision offices.

Vision’s nonperforming loans and certain other loans and its other real estate owned will not be acquired by Centennial, and no other assets or liabilities of Park will be acquired or assumed by Centennial in connection with the Acquisition. The Agreement also gives Centennial a put option to put an aggregate of $7.5 million of the purchased loans back to Park for a period of up to six months after the closing of the Acquisition.

The Company and Centennial have provided Vision and Park a $3.0 million good faith deposit for the Acquisition. In turn, Vision and Park have agreed that prior to the closing of the Acquisition, they will not enter into any contract, agreement or understanding providing for the sale, transfer or assignment to any third party of any assets or liabilities which are the subject of the Agreement without the prior written consent of Centennial and the Company.

The closing of the Acquisition is expected to occur in early 2012 and is subject to approval of appropriate regulatory authorities and the satisfaction of other customary conditions.

All capitalized terms used herein but not otherwise defined are ascribed the meanings as given in the Agreement. The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated by reference herein.

Cautionary Statement

The Agreement, which has been included to provide investors with information regarding its terms, contains representations and warranties of each of the parties thereto. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties delivered in connection with the execution of the Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts, or for any other purpose, at the time they were made or otherwise.

Item 7.01 Regulation FD Disclosure

On November 16, 2011, the Company issued a press release announcing that the Company and Centennial signed a definitive agreement for Centennial to acquire all of the branch locations of Vision. Copies of the press release and related supplemental materials are attached as Exhibits 99.1 and 99.2 to this Current Report and are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

2.1	Purchase and Assumption Agreement By and Between Vision Bank and Park National Corporation and Centennial Bank and Home BancShares, Inc., dated as of November 16, 2011.*

99.1	Press Release: Home BancShares, Inc. and Centennial Bank Announce Agreement to Acquire Vision Bank Branch Locations.

99.2	Supplemental materials to Press Release dated November 16, 2011.

*	The disclosure schedules referenced in the Purchase and Assumption Agreement, with the exception of Schedule S, have been omitted pursuant to Item 601(b)(2) of SEC Regulation S-K. The Company hereby undertakes to furnish supplementally a copy of the omitted disclosure schedules upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Home BancShares, Inc.
(Registrant)

Date: November 16, 2011	/s/ Randy Mayor
Randy Mayor
Chief Financial Officer